Exhibit 8.1

May 25, 2012

Justice Delaware Holdco Inc.

1114 Avenue of the Americas

41st Floor

New York, New York 10036

Ladies and Gentlemen:

We have acted as counsel to Justice Holdings Limited, a company limited by shares incorporated with limited liability under the laws of the British Virgin Islands (“Justice”), in connection with (i) the contribution (the “Contribution”) by Justice of substantially all of its assets to Justice Delaware Holdco Inc., a Delaware corporation (“New Holdco”) in consideration for shares of common stock of New Holdco (“Common Stock”) and the assumption of substantially all of the liabilities of Justice by New Holdco, (ii) the distribution (the “Distribution”) by Justice of shares of Common Stock held by Justice to all of the holders of Justice ordinary shares and (iii) the exchange (the “Exchange”) by all of the holders of Class A Shares and Class B Shares of Justice in exchange for Class A Shares and Class B Shares of New Holdco and then the exchange of Class A Shares and Class B Shares of New Holdco for Common Stock. The Distribution, the Contribution and the Exchange is being made in accordance with the Business Combination Agreement and Plan of Merger, dated as of April 3, 2012 (the “Agreement”), by and among Justice, New Holdco, Justice Holdco LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of New Holdco (“Merger Sub LLC”) and Burger King Worldwide Holdings, Inc., a Delaware corporation (“Worldwide”). Immediately following the Distribution, the Contribution, and the Exchange, and the other pre-Merger transactions (the Pre-Merger Transactions”), Justice will not own any capital stock of New Holdco and Justice will commence the process of liquidating (the “Liquidation”). The time at which the Merger becomes effective is hereafter referred to as the “Effective Time.” For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Agreement. This opinion is being delivered in connection with the filing of the registration statement on Form S-1 (the “Registration Statement”) by New Holdco with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

We have examined (i) the Agreement, (ii) the Registration Statement and (iii) representation letter of Justice delivered to us in connection with this opinion (the “Representation Letter”). In addition, we have examined, and relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In rendering such opinion, we have assumed, with your permission, that (i) the Pre-Merger Transactions, the Liquidation and the Merger will be effected in accordance with the Agreement, (ii) the statements concerning the Pre-Merger Transactions, the Liquidation and the Merger set forth in the Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, the representations made by New Holdco in its Representation Letter are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time and any representations made in the Agreement or the Representation Letter “to the knowledge of”, or based on the belief of Justice or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Agreement.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we hereby confirm that the discussion contained in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences” represents our opinion as to such matters.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Pre-Merger Transactions, the Liquidation, or the Merger under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. We do not express any opinion herein concerning any law other than the federal law of the United States.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement, and to the references to our firm name therein.

Very truly yours,

/s/ Greenberg Traurig, P.A.

GREENBERG TRAURIG, P.A.